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                                                                    EXHIBIT 10.8

                                 AMENDMENT NO. 1
                             TO EMPLOYMENT AGREEMENT


                  This Amendment No. 1 is made to that certain Employment Agreement (the "Agreement"), dated as of __________, 19__, between Great Western Financial Corporation ("Employer") and Michael M. Pappas ("Officer"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

                  WHEREAS, Employer has determined that it is in its best interest and that of its stockholders to amend the Agreement as set forth herein;

                  NOW THEREFORE, Employer and Officer agree that the Agreement shall be amended as follows, effective as of December 10, 1996, unless otherwise provided:

                  1. The first sentence of the second paragraph of Section 4 of the Agreement is amended (1) by deleting therefrom the phrase "Subject to any limitations arising elsewhere in this Agreement," and (2) by deleting from clause (i) the phrase "other than limitations arising under Section 8(c) hereof".

                  2. Section 6(c) of the Agreement is amended in its entirety to read as follows:

                       (c) for the remaining Term, health and welfare type Additional Benefits (including without limitation hospital, surgical, major medical, life and disability insurance), qualified pension benefits (or, if prohibited under then applicable tax law, a specially designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have been entitled if such prohibition did not pertain) and non-qualified supplemental pension benefits to which Officer may be entitled pursuant to
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                  Section 4 hereof as the same shall exist immediately prior to such election (including continued accrual of years of service and age under (1) Employer's Retirement Plan as in effect immediately prior to such election (or, if prohibited under then applicable tax law, a specially designed non-qualified supplemental pension to provide Officer with benefits equivalent to those to which he would have been entitled if such prohibition did not pertain) and (2) the SERP, but excluding (3) Employer matching contributions under Employer's 401(k) plan or any successor plan thereto), each such benefit to be continued in a manner no less favorable to Officer than the benefit to which he was entitled immediately prior to such election; and

                  3. Section 6 of the Agreement is amended by deleting the unnumbered paragraph immediately following Section 6(d) and inserting in lieu thereof the following:

                       Employer agrees that, if Officer's employment with
                  Employer terminates during the Term, Officer is not required to seek other employment or to attempt in any way to reduce any amounts payable to Officer by Employer pursuant to Section 6, 7(a) or 8 hereof. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by Officer as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Officer to Employer, or otherwise; provided, however, that Employer's obligation to
                             --------  -------
                  provide welfare-type Additional Benefits, including without limitation hospital, surgical, major medical, life and disability insur-

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                  ance, shall be reduced to the extent similar benefits are
                  provided (at no cost to Officer) by a subsequent employer.

                  4.   The first sentence immediately following clause (iv) of
Section 8(a) of the Agreement is renumbered as a new Section 8(d), which Section 8(d) is amended as set forth in paragraph 6 below, and the remainder of Section 8(a) of the Agreement is amended in its entirety to read as follows:

                  8.   Change in Control.
                       -----------------

                       (a) If there should occur a Change in Control (as defined below), and if thereafter during the Term, in the good-faith determination of Officer, Employer materially breaches this Agreement and Employer fails to cure such breach within fifteen (15) days after receipt of notice thereof, then, Officer, without limitation on any other rights he may have hereunder, may, within one (1) year after he first has knowledge of such breach, elect to terminate his employment hereunder and to treat such termination as a termination pursuant to Section 6 hereof, subject, however, to the following additional benefits and modifications to Officer's rights as set forth in said Section 6 (any one or more of which modifications Officer may elect to waive):

                       (i) Employer shall not be entitled to reduce Officer's salary or any Additional Benefits to which Officer shall thereafter be entitled.

                       (ii) Officer's pro-rata entitlement to an award under any
                  then existing long-term incentive performance plan shall be calculated upon the assumption that the

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                  performance under such plan is then "on plan."

                       (iii) In lieu of the severance benefits described in
                  Sections 6(a) and (b) hereof, within five (5) business days of the effective date of such termination of employment, Company shall pay to Officer a cash lump sum in an amount equal to the product of (A) the sum of (1) Officer's annual base salary in effect immediately prior to the termination of Officer's employment (or prior to a reduction in salary giving rise to a breach of this Agreement), plus (2) the target bonus ("Target Bonus") under the Employer's Annual Incentive Plan for Executive Officers or any successor or replacement plan thereto (the "Annual Incentive Plan") in respect of the year in which such termination of employment occurs or the year in which the Change in Control occurs, whichever is greater (provided, however, that, if the termination of Officer's
                   --------  -------
                  employment occurs under the circumstances entitling him to benefits under Section 8(e) hereof, the Target Bonus shall be in respect of the year in which such termination of employment occurs), and (B) the number three.

                       (iv) Within five (5) days following such termination of employment, Employer shall pay to Officer a lump sum cash amount (the "Pro-Rata Bonus") equal to the product of (A) the target bonus to which Officer would have been entitled under the Annual Incentive Plan in respect of the year in which such termination occurs (assuming for this purpose that performance under the Annual Incentive Plan is "on plan" for such year) and (B) a fraction, the numerator of which shall be the number

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                  of months (including fractions thereof) from the first day of the fiscal year during which such termination occurs to the date on which such termination occurs, and the denominator of which shall be twelve (12); provided, however, that if such
                                              --------  -------
                  termination of employment occurs during the same year in which the Change in Control occurs, the Pro-Rata Bonus shall be offset by any payments received under the Annual Incentive Plan in connection with such Change in Control.

                       (v) The remaining Term shall be deemed to be three (3) years (but in no event shall the remaining Term be deemed to extend beyond Officer's sixty-fifth (65th) birthday).

                  5. Sections 8(b) and 8(c) of the Agreement are amended in their entirety as follows:

                       (b) For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                       (i) any Person (as defined below) is or becomes the Beneficial Owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act")), directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing 25% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities, excluding any Person who becomes such a beneficial owner

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                  in connection with a transaction described in clause (A) of paragraph (iii) below; or

                       (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on December 10, 1996, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Employer) whose appointment or election by the Board or nomination for election by Employer's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on December 10, 1996, or whose appointment, election or nomination for election was previously so approved; or

                       (iii) there is consummated a merger or consolidation of
                  Employer with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of Employer or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of Employer (or similar transaction) in which no Person is or becomes the beneficial owner, directly or indirectly, of securities of Employer (not in-

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                  cluding in the securities beneficially owned by such Person any securities acquired directly from Employer or its subsidiaries) representing 25% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities; or

                       (iv) the stockholders of Employer approve a plan of
                  complete liquidation or dissolution of Employer or there is consummated an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets.

                  Notwithstanding the foregoing, a "Change in Control" shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the common stock of Employer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of Employer immediately following such transaction or series of transactions.

                  For purposes of this Section 8(b), "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of Employer or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation

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                  owned, directly or indirectly, by the stockholders of Employer in substantially the same proportions as their ownership of stock of Employer.

                       (c) Whether or not Officer becomes entitled to severance and other benefits under Section 8(a) or 8(e) hereof, if any of the payments or benefits received or to be received by Officer in connection with a Change in Control or Officer's termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with Employer, any Person whose actions result in a Change in Control or any Person affiliated with Employer or such Person) (such payments or benefits, excluding the Gross-Up Payment, being hereinafter referred to as the "Total Payments") will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), Employer shall pay to Officer an additional amount (the "Gross-Up Payment") such that the net amount retained by Officer, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, shall be equal to the Total Payments. For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (A) all of the Total Payments shall be treated as "parachute payments" (within the meaning of Section 280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to Officer and selected by the accounting firm which was, immediately prior to the Change in Control, Employer's independent auditor (the "Auditor"), such payments or benefits (in

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                  whole or in part) do not constitute parachute payments,
                  including by reason of Section 280G(b)(4)(A) of the Code, (B) all "excess parachute payments" within the meaning of Section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (C) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, Officer shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of Officer's residence on the date of termination of employment (or if there is no such date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 8), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, Officer shall repay to Employer, within five (5) business days following the time that the amount of such reduction

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                  in the Excise Tax is finally determined, the portion of the
                  Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by Officer), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in Officer's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in Section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), Employer shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by Officer with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. Officer and Employer shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

                  6. New Section 8(d) of the Agreement is amended (1) by deleting therefrom the phrase "Notwithstanding Officer's entitlements as set forth in this paragraph" and inserting in lieu thereof the following:

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                  Notwithstanding Officer's entitlements as set forth in this
                  Section 8 or any other plan, arrangement or agreement with the Employer, any Person whose actions result in a Change in Control or any Person affiliated with the Employer or such Person

(2) by deleting therefrom the following:

                  , after giving effect to Employer's right of offset as provided for in the next succeeding sentence,

and (3) by inserting at the end thereof the following:

                  All calculations with respect to this Section 8(d) shall be performed by the Auditor in accordance with the principles set forth in Section 8(c) hereof.

                  7. The Agreement is amended by inserting the following as a new Section 8(e):

                       (e) For purposes of this Agreement, Officer's employment shall be deemed to have been terminated following a Change in Control in accordance with Section 8(a) hereof if, during the pendency of a Potential Change in Control (as defined below) or within six (6) months following the date on which such Potential Change in Control ceases to exist (such periods being hereinafter referred to collectively as the "Potential Change in Control Period"), in either case whether or not a Change in Control subsequently occurs, (i) Officer's employment is terminated by Employer without Cause or (ii) in the good-faith determination of Officer, Employer materially breaches this Agreement and thereafter (whether or not during the Potential Change in Control Period) fails

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                  to cure such breach within fifteen (15) days after receipt of notice thereof and within one (1) year after Officer first has knowledge of such breach Officer terminates his employment.

                  A "Potential Change in Control" shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

                       (A) Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control;

                       (B) Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

                       (C) any Person becomes the beneficial owner, directly or indirectly, of securities of Employer (not including in the securities beneficially owned by such Person any securities acquired directly from Employer or its affiliates) representing 15% or more of either the then outstanding shares of common stock of Employer or the combined voting power of Employer's then outstanding securities;

                       (D) the filing with the Federal Home Loan Bank Board and/or the FSLIC or their successor of an application for Change in Control; or

                       (E) the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

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                       (f)  Notwithstanding the provisions of Section 11(f)
                  hereof, Employer also shall pay to Officer all reasonable legal fees and expenses incurred by Officer in disputing (through litigation or arbitration) in good faith any issue hereunder relating to the termination (or deemed termination) of Officer's employment following a Change in Control or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of Officer's written requests for payment accompanied with such evidence of fees and expenses incurred as Employer reasonably may require.

                  8. Section 11(b) of the Agreement is amended by changing the Employer's address for purposes of service of notice to: 9200 Oakdale Avenue, Chatsworth, California 91311.

                  The effective date of this Amendment No. 1 shall be December 10, 1996. Except as herein modified, the Agreement shall remain in full force and effect.

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                  IN WITNESS WHEREOF, Employer and Officer have executed this
Amendment as of the date first set forth above.

                                            GREAT WESTERN
                                              FINANCIAL CORPORATION



                                            /s/ Michael M. Pappas
                                            -----------------------
APPROVED:


By:/s/ Willis B. Wood, Jr.
   ------------------------
   Chairman, Compensation
     Committee of the Board
     of Directors

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